Exhibit 99.2

Exhibit A to Memorandum of Understanding

i.	Related Party Transactions. Vishay agrees to disclose in its S-4 the mechanism used by Siliconix for review of transactions between Siliconix and Vishay.

ii.

The Derivative Litigation.  Vishay agrees to append to its S-4 the motion filed by defendants on April 1, 2005 to dismiss the derivative complaint on behalf of Siliconix pending in the California state court.

iii.	Cessation of Hanspeter Eberhardt as a Director. Vishay agrees to disclose in its S-4 why Hanspeter Eberhardt left the Board of Siliconix in 1998.

iv.

p. 38.  Management/Board Incentives.  Vishay agrees to disclose in its S-4 the names of current Siliconix executive officers and directors who own Siliconix restricted stock, and the number of shares owned by each such current executive and director to the extent Vishay is able.